                                                                    Exhibit 3.20
                                                                    ------------

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      FOR

                              EMPIRE STATE II, LLC

                      A DELAWARE LIMITED LIABILITY COMPANY

          This Limited Liability Company Agreement for EMPIRE STATE II, LLC, a Delaware limited liability company (the "Agreement") is made as of October 14,
                                         ---------
1998, by and between NORTHEAST RESTORATION COMPANY, LLC, a Delaware limited liability company (the "Member"), and LANDBANK ENVIRONMENTAL PROPERTIES LLC, a
                        ------
Delaware limited liability company (the "Manager").
                                         -------

          NOW, THEREFORE, the Member and the Manager hereby adopt this Limited Liability Company Agreement for the Company upon the terms and subject to the conditions set forth herein.

                                  ARTICLE I.

                                  DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings:

          1.1  "Act" shall mean the Delaware Limited Liability Company Act as
                ---
set forth in Chapter 18 (commencing with Section 18-101) of the General Corporation Law of the State of Delaware (or any corresponding provision or provisions of any succeeding law).

          1.2  "Affiliate" or "affiliate" shall mean any individual,
                ---------      ---------
partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a person. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50.0%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled individual or entity.

          1.3  "AFMC" shall mean AFMC Inc., a Delaware corporation.
                ----

          1.4  "AFMC Agreement" shall mean that certain Contract of Sale between
                --------------
LandBank and AFMC dated as of August 12, 1998, for the purchase of the Property.

          1.5  "Agreement" or "this Agreement" means the limited liability
                ---------      --------------
company agreement of the Company as adopted herein and as may be further amended from time to time as permitted hereunder.

          1.6  "AI" shall mean Arsenault Investments LLC, a Colorado limited
                --
liability company, and its successors in interest.

          1.7  "Capital Contribution" shall mean the amount of cash or the
                --------------------
agreed fair market value of other property contributed to the Company by a Member and credited to the Member's Capital Account as provided in Article 3 hereof.

          1.8  "Cash Flow" shall mean the cash flow of the Company that is
                ---------
available for distribution to the Member and which, as to any particular Fiscal Year or portion thereof, consists of the gross revenues of the Company, including any Capital Contributions made by a Member to the Company, less (i) the aggregate amount of all costs paid by the Company during such fiscal period for the operations of the Company, including, without limitation, payments of any fees or costs to a Member or its Affiliates as permitted herein, all payments required under the Loan Documents, and all other operating costs of the Company, and less (ii) all reserves required to complete the Restoration of the Properties, and other appropriate reserves for the anticipated costs of the Company.

          1.9  "Certificate" shall mean the Certificate of Formation for the
                -----------
Company originally filed with the Delaware Secretary of State and as amended from time to time.

          1.10  "Closing" shall mean the closing of the acquisition of the
                 -------
Properties by the Company in accordance with the AFMC Agreement.

          1.11  "Code" shall mean the Internal Revenue Code of 1986, as amended
                 ----
from time to time, and the provisions of succeeding law.

          1.12  "Company" shall mean Empire State II, LLC, a Delaware limited
                 -------
liability company.

          1.13  "Fiscal Year" shall mean the Company's fiscal year, which shall
                 -----------
be the calendar year or, at the option of the Manager, a 52/53 week year.

          1.14  "Insurance Underwriting Fee" shall mean the fee payable to LBEP,
                 --------------------------
in the amount provided in Section 5.5.1 hereof.

          1.15  "LandBank" shall mean LandBank, Inc., a Delaware corporation,
                 --------
and its successors in interest.

          1.16  "LandBank Services" shall mean the tasks which LBEP agrees to
                 -----------------
undertake with respect to the Project, which shall include the following: (i) environmental due diligence prior to purchase of the Property; (ii) real estate due diligence prior to purchase of the Property; (iii) underwriting and placement of environmental insurance policies; (iv) development of all plans required to complete remediation; (v) oversight of cleanup activities; (vi) preparing a cash flow model and critical path for the Project; (vii) designing and implementing an exit strategy for each Property; (viii) directing and managing the sale of the Property; (ix) performing all management and administrative functions of the Company; and (x) engaging attorneys, accountants, and other professionals on behalf of the Company as may be necessary to perform the tasks mentioned in (i) - (ix).

          1.17  "LBEP" shall mean LandBank Environmental Properties LLC, a
                 ----
Delaware limited liability company, and its successors in interest.

          1.18  "Loan" shall mean that certain loan in the original principal
                 ----
amount of $2,500,000 made by Arsenault Acquisitions Corporation, a Colorado corporation, to Northeast.

          1.19  "Loan Documents" shall mean the promissory note and all other
                 --------------
documents evidencing or securing the Loan.

          1.20  "Manager" shall mean LBEP or its successor pursuant to Section
                 -------
5.6 hereof.

          1.21  "Member" shall mean Northeast, and any other person from time to
                 ------
time who may be admitted to the Company as a Member in accordance with the Certificate and this Agreement or is a permitted assignee who has become a Member in accordance with Article 4, and who has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

          1.22  "Northeast" shall mean Northeast Restoration Company, LLC, a
                 ---------
Delaware limited liability company, and its successors in interest.

          1.23  "Option Agreement" shall mean that certain Option Agreement
                 ----------------
between Northeast and AI dated November 17, 1998, pursuant to which AI may elect to become a member of Northeast on the terms set forth therein.

          1.24  "Project" shall mean the Properties and the improvements thereon
                 -------
and the personal property used in connection therewith, including all entitlements related thereto, and the Company's planned remediation and sale of such real property.

          1.25  "Project Budget" shall mean the most recently updated and
                 --------------
approved Project Budget as provided in Section 5.2 hereof.

          1.26  "Property" and "Properties" shall mean each and all of the
                 --------       ----------
parcels of real property to be acquired by the Company pursuant to the AFMC Agreement, more particularly described in Exhibit A attached hereto.
                                          ---------

          1.27  "Remediation Management Fee" shall mean the fee payable to the
                 --------------------------
Manager for the LandBank Services in supervising any and all environmental remediation on the Property, in the amount provided in Section 5.5.2 hereof.

          1.28  "Restoration" shall mean the environmental remediation of the
                 -----------
Properties, including without limitation, moving and handling of contaminated soil, and obtaining a "no further action" letter (or its equivalent) from the applicable governmental agency or agencies exercising environmental jurisdiction over the Properties.

          1.29  "Term" shall have the meaning ascribed to it in Section 2.2
                 ----
hereof.

          1.30  "Treasury Regulations" shall, unless the context clearly
                 --------------------
indicates otherwise, mean the final or temporary regulations in force at any moment in time that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

                                  ARTICLE II.

                             ORGANIZATIONAL MATTERS

          2.1  Name. The name of the Company shall be "Empire State II, LLC."
               ----                                    ---------------------
The Company may conduct business under that name or any other name approved by the Member.

          2.2  Term. The Term of the Company shall commence on the date of
               ----
filing the Company's Certificate with the Delaware Secretary of State and shall end on August 12, 2028, unless extended or unless sooner terminated pursuant to this Agreement.

          2.3  Office and Agent. The Company shall continuously maintain an
               ----------------
office and registered agent in the State of Delaware as required by the Act.
The registered agent and registered
office of the Company shall be: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 or such other agent or location as the Manager may deem necessary or desirable.

          2.4  Business of the Company. The Company is organized and shall
               -----------------------
operate solely to engage in the following business: (i) to acquire, own, hold for investment, remediate, restore, finance, manage, sell, lease, dispose of and otherwise deal with, and realize the economic benefit from, the Project; and
(ii) to engage in any other lawful activities directly related to the foregoing business as may be necessary or advisable in the reasonable opinion of the Member to further such business. Such activities shall include specifically the following: managing the required remediation of each of the Properties; placing the environmental insurance to manage the liabilities and financial risks resulting from ownership and cleanup of the Properties; developing an exit strategy for each Property; and negotiating the sale and selling the Properties. The Company shall not engage in any other business other than the foregoing without the consent of the Member, which consent may be granted or withheld in the Member's sole and absolute discretion and is subject to the consent of AI under the Option Agreement.

                                 ARTICLE III.

                             CAPITAL CONTRIBUTIONS

          3.1  Capital Contributions. As its initial Capital Contribution to
               ---------------------
the Company, the Member shall contribute (or cause to be transferred to the Company by an Affiliate) its and its Affiliates' entire right, title and interest in and to the Properties, including without limitation all rights under the AFMC Agreement and the deposit made thereunder with respect to the Properties. The fair market value of such contribution is agreed to be equal to the amount of the deposit that the Member has paid under the AFMC Agreement with respect to the Properties. The Member in addition may, but shall not be required to, contribute to the Company any additional funds needed to complete the purchase of the Property pursuant to the AFMC Agreement, provided that such AFMC Agreement is not terminated, and additional funds required for the operation of the Company, all as shown in the Final Proforma or in the approved Project Budget.

          The Member may make additional Capital Contributions to the Company from time to time in the Member's sole discretion, but no additional Capital Contributions are required. Except as otherwise provided herein, all Capital Contributions shall be paid in cash.

          3.2  Withdrawal of Capital Contributions. Subject to any applicable
               -----------------------------------
limitations in the Act, the Member's Capital Contributions and other sums advanced on behalf of the Company shall be repaid to the Member, in whole or in part, as provided in Article 6 hereof.

                                  ARTICLE IV.

                                    MEMBERS

          4.1  Identification. Northeast shall be the sole initial Member of
               --------------
the Company. No other person may become a Member except pursuant to a transfer specifically permitted under and effected in compliance with Section 4.2 of this Agreement or upon admission of a new Member with the prior written consent of all of the Members.

          4.2  Transfer; Admission of New Members. The Member shall have the
               ----------------------------------
right at any time and from time to time to transfer all or any part of its interest in the Company to any person; provided, however, that any new Member admitted as a Member of the Company and any transferee of a membership interest shall have the right to become a new or a substitute Member only if: (i) the instrument creating or transferring such membership interest states that such person shall be admitted as a Member of the Company; (ii) written consent of the Member and of AI as required under the Option Agreement is given to the admission of the new or substitute Member; (iii) such person executes an instrument satisfactory to the Member accepting and adopting the terms and provisions of this Agreement; and (iv) such person pays any reasonable expenses of the Company (including, without limitation, reasonable attorneys' fees and costs) in connection with its admission as a new Member.

          4.3  Member Approval. No annual or regular meetings of the Members
               ---------------
are required to be held. The approval of any act or other matter by Northeast shall constitute approval by the Member and by the Company, subject to any required consent by AI under the Option Agreement.

                                  ARTICLE V.

                MANAGER; MANAGEMENT AND CONTROL OF THE COMPANY

          5.1  Manager. LBEP shall be the Manager of the Company.  As Manager,
               -------
LBEP shall manage the Company on a day-to-day basis and shall provide to the Company all services not specifically designated in this Agreement to be provided by another party.

          5.2  Management of the Company. The Manager shall prepare such
               -------------------------
budget, financial reports and operating plans for the Company as may be required for the operation of the Company. The Manager shall, subject to the availability of operating revenues and other cash flow, carry out the business plan and the

Project Budget (hereinafter defined) adopted by the Company and shall supervise the operations of the Company. The Manager shall have the authority and responsibility to manage the Company's business. The Manager shall use reasonable efforts to perform its duties under this Article 5 including, without limitation, employing necessary personnel, on and off-site, to carry on the business of the Company. The Manager shall devote itself to the business of the Company to the extent necessary for the efficient carrying on thereof, without compensation therefor except as provided herein.

          5.2.1  Project Budget. The Manager shall prepare a Project Budget,
                 --------------
which Project Budget shall provide for revenue and expenses for each phase of the Company's acquisition, Restoration and disposition of the Project, containing the items listed in this Section 5.2.1 below. The Manager shall include in such Project Budget any amounts to be paid to any person (including without limitation any Member or Affiliate of a Member) in connection with each phase of the Project. The Project Budget at a minimum shall contain the following information:

          (a) a narrative description of each phase of the acquisition and Restoration for the Project proposed or expected to be undertaken by the Company during each Fiscal Year;

          (b) a development schedule identifying the projected phases of Restoration for the Project as well as the times for completion of the various phases of Restoration of the Project and the expenses attributable to each phase; and

          (c) a schedule of projected Cash Flow and projected uses of funds on a Fiscal Year-by-Fiscal Year basis, which schedule shall include any required Capital Contributions needed by the Company and proposed by the Manager.

          5.2.2  Budget Updates and Approval. The Manager shall deliver for
                 ---------------------------
review and approval by the Member and by AI pursuant to the Option Agreement a master schedule setting forth the most current Project Budget for the current Fiscal Year and the next Fiscal Year (which shall include a schedule for completion of the various components of the Project), on or before thirty (30) days after the Closing. Such Project Budget shall include Cash Flow to the Company at least equal to the net Cash Flow shown in the Final Proforma. Thereafter, the Manager shall provide to the Member and to AI within two (2) weeks after the end of each month monthly historical financial statements on an accrual basis which shall include balance sheet, income statement and statement of cash flows. The Manager shall update the Project Budget annually for each succeeding Fiscal Year. After the first Project Budget, an updated Project Budget shall be prepared no later than November 30th of each Fiscal Year for the next succeeding Fiscal Year, if necessary. The Manager shall provide a copy of the Project Budget, and each update thereof, to the Member. The Company shall spend no amount, and shall incur no obligation, which exceeds the amounts provided in the approved Project Budget, as updated and approved by the Member (and by AI as required under the Option Agreement); provided, however, that the Project Budget shall include a Five Percent (5%) contingency, and expenditures within such contingency amount shall be permitted.

          5.3  LandBank Services. The Manager shall perform the LandBank
               -----------------
Services for the Company as provided herein. The Manager shall not be entitled to compensation for the LandBank Services rendered to the Company, except as provided herein. However, the Company shall pay all costs payable to third parties in connection with such services.

          5.4  Insurance.
               ---------

               5.4.1  Coverage. The Manager shall cause the Company to be added
                      --------
as an additional insured on its general liability and errors and omissions policy, so that the Company is in compliance with (i) all requirements of the AFMC Agreement as set forth in Exhibit B attached hereto, and (ii) all
                               ---------
applicable laws, regulations and requirements. The Company in addition may (but is not required to) obtain Comprehensive Automobile Liability insurance insuring Company against liability for claims arising out of the ownership, maintenance or use of any owned, hired or non-owned vehicles; Property insurance appropriate to cover loss resulting from destruction of or damage to some, but not all, of the buildings or structures associated with the Project, with coverage based on the appropriate level of risk of loss to the Company regarding such selected buildings or structures; and such additional insurance against other risks of loss to the Project as, from time to time, may be required by any lender making a loan to the Company or which may be required by law.

               5.4.2  Management. All policies of insurance shall be treated, in
                      ----------
the appropriate part attributable to the Company, as a cost and expense of the Company. The Manager shall act on behalf of all named insureds under each of the insurance policies with respect to all matters pertaining to the insurance afforded by each of such policies, including the giving and receiving of notice of cancellation, the payment of premiums and the receiving of returned premiums, if any, and of such dividends as may be declared by any of the insurance companies issuing any of such policies.

               5.4.3  Subcontractor Insurance. The Manager shall require by
                      -----------------------
contract that each and every subcontractor and consultant providing services in connection with the Project shall obtain and maintain insurance, with the exception of property and stop/loss insurance, that the Manager deems appropriate for the particular type and amount of contract involved. The Manager may include any or all subcontractors and consultants under the insurance maintained by the Manager hereunder with adjustment of coverages and increase in limits as applicable.

               5.4.4  Modifications to Insurance Requirements. The Manager shall
                      ---------------------------------------
review annually the insurance requirements of this Agreement in conjunction with the Company's insurance broker and obtain increased coverage limits or additional forms of insurance as are prudent to protect the interests of the Company and the Members.

          5.5  Managers' Fees. In addition to any fees payable to LBEP or any
               --------------
Affiliate as may be approved by the Member and by AI as required under the Option Agreement, the Manager shall receive the following fees for its services to the Company.

               5.5.1  Insurance Underwriting Fee. As part of its services, the
                      --------------------------
Manager shall perform environmental underwriting of the insurance for the Project. At the Closing, the Manager shall be paid an Insurance Underwriting Fee in the amount of two percent (2%) of the purchase price of the Property.

               5.5.2  Remediation Management Fee. As part of its services, the
                      --------------------------
Manager shall provide services to the Company in connection with supervising the Restoration of the Project. The Manager shall be paid a Remediation Management Fee for such services in the amount of five percent (5%) of any and all costs of environmental remediation performed on any or all of the Properties; provided, however, that such Remediation Management Fee payable hereunder shall not exceed in the aggregate such Remediation Management Fee contained in the approved Project Budget. Such fee shall be payable on the fifteenth (15th) day of each month based on the environmental remediation costs incurred in the immediately preceding month.

          5.6  Removal and Election of Manager; Resignation. The Manager may be
               --------------------------------------------
removed by the Member at any time for failure to carry out its duties hereunder; and the Member at any time may appoint one or more substitute or additional managers of the Company, subject to the consent of AI as required under the Option Agreement. The Manager may resign as a manager at any time.

                                  ARTICLE VI.

                          DISTRIBUTIONS; ALLOCATIONS

          6.1  Periodic Distributions by the Company. Subject to applicable law
               -------------------------------------
and any limitations contained elsewhere in this

Agreement and to the allocation of a portion of the Company's cash to an appropriate reserve for unanticipated expenses, the Manager shall cause the Company (i) to pay or provide for the payment of all of its expenses, liabilities and obligations as they become due, including without limitation any fees that are payable to any Member or any Affiliate thereof for its services hereunder, and any loan payments that are due under the Loan Documents or to any other lender, and thereafter (ii) to make cash distributions to the Member from the Cash Flow of the Company. Such cash distributions shall be made quarterly or more frequently, beginning December 31, 1998. Except as otherwise provided herein, distributions of Cash Flow to the Member as provided in (ii) above shall be made to the Member according to the priorities in this Article 6.

          6.2  Order of Distributions. After payment of the amounts described
               ----------------------
in Section 6.1 hereof, all distributions of Cash Flow hereunder shall be made to the Member first to repay its unreturned Capital Contributions, until such Member has been repaid all of its Capital Contributions, and thereafter to Northeast as the sole Member of the Company.

          6.3  Allocations of Net Profit and Net Loss. All net profits and net
               --------------------------------------
losses of the Company and all other items of income, deduction, credit or other items having effect for tax purposes shall be allocated to Northeast as the sole Member of the Company.

                                 ARTICLE VII.

                          DISSOLUTION AND WINDING UP

          7.1  Conditions of Dissolution. The Company shall dissolve upon the
               -------------------------
occurrence of any of the following events:

               7.1.1  Upon the entry of a decree of judicial dissolution;

               7.1.2 Upon the vote of the sole Member (provided, however, that the Member may not vote to voluntarily dissolve the Company while the Option Agreement remains in effect);

               7.1.3 Upon the sale of all or substantially all of the assets of the Company (which shall be subject to the approval of AI as provided in the Option Agreement); or

               7.1.4 Upon the expiration of the Term (including any extension thereto, if applicable).

No other event specified in the Act, or otherwise, shall cause the dissolution of the Company.

          7.2  Winding Up. Upon the dissolution of the Company, the Company's
               ----------
assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

          7.3  Order of Payment of Liabilities Upon Dissolution. After
               ------------------------------------------------
determining that all the known debts and liabilities of the Company have been paid or adequately provided for, all remaining assets of the Company shall be distributed to the Member in accordance with the provisions of Article 6 hereof.

          7.4  Certificates. The Company shall file with the Delaware Secretary
               ------------
of State all certificates or other documents required to complete the dissolution and winding up of the Company's affairs.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

          8.1  Bank Accounts. The Manager shall maintain the funds of the
               -------------
Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person. The Manager or any person designated by it, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts. All checks, drafts and other instruments obligating the Company to pay money must be signed on behalf of the Company by an authorized representative of the Manager. All accounts shall be opened at an office.

          8.2  Complete Agreement. Except as expressly contemplated herein,
               ------------------
this Agreement and the Certificate constitute the complete and exclusive statement of the operative documents of the Company. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, this Agreement shall control.

          8.3  Binding Effect. Subject to the provisions of this Agreement
               --------------
relating to transferability, this Agreement will be binding upon and inure to the benefit of the Member, and its successors and assigns.

          8.4  Interpretation. All pronouns shall be deemed to refer to the
               --------------
masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered Certificate, sections and subsections herein contained refer to Certificate, sections and subsections of this Agreement unless otherwise expressly stated.

          8.5  Severability. If any provision of this Agreement or the
               ------------
application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

          8.6  Notices. Any notice to be given or to be served upon the Company
               -------
or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given at the address specified in Exhibit C hereto. Any party
                                                  ---------
may, at any time by giving five (5) business days' prior written notice to the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

          8.7  Amendments. No amendment to this Agreement shall be effective
               ----------
unless it is in writing and signed by all of the Members. Any such amendment is subject to the consent of AI as provided in the Option Agreement.

          8.8  Multiple Counterparts. This Agreement may be executed in two or
               ---------------------
more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          8.9  Remedies Cumulative. The remedies under this Agreement are
               -------------------
cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

          8.10  Option Agreement. The term of the Option Agreement expires on
                ----------------
the later of (i) one hundred eighty (180) days after the Closing, or (ii) ninety
(90) days after the payment in full of the Loan. Upon the expiration of the option term without the exercise of the option by AI, the Option Agreement shall terminate, and all references herein to any consent required under the Option Agreement shall be of no further force or effect.

          8.11  Indemnification by Company. The Company shall indemnify the
                --------------------------
Member and its Affiliates and may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she or it is or was a Member, employee or other agent of the Company and was acting in the course of carrying out the business of the Company pursuant to the Agreement or that, being or having been such a Member, employee or agent he or she or it is or was serving at the request of the Company as a manager, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit, except to the extent that liability is caused by the gross negligence, wilful misconduct or intentional breach of this Agreement by the indemnitee, and except to the extent that any such liability or damage is otherwise compensated by insurance. The foregoing indemnity shall not apply to any Member or its Affiliate which is providing services to the Company as a consultant or contractor pursuant to a separate contract with the Company and which receives compensation therefor (in addition to the fees which are payable to the Members hereunder), in which case the terms of that contract shall control any indemnity rights or obligations (if any) of either party thereto. The Member specifically acknowledges that LandBank, which is an Affiliate of LBEP, has undertaken certain indemnity obligations under the AFMC Agreement for certain environmental matters, which obligations are for the benefit of the Company, and agree that the Company shall indemnify LandBank for any liability it may incur pursuant to such environmental indemnity, to the extent provided in the foregoing provisions of this Section 8.11.

          IN WITNESS WHEREOF, the Member and the Manager of the Company have executed this Agreement, effective as of the date first written above.


Member:                            NORTHEAST RESTORATION COMPANY, LLC,
                                   a Delaware limited liability company

                                   By:  LANDBANK ENVIRONMENTAL PROPERTIES LLC,
                                        a Delaware limited liability company

                                   Its: Managing Member

                                        By:  LANDBANK, INC.,
                                             a Delaware corporation

                                        Its: Managing Member


                                             By:     /s/ WP Lynott
                                                 -----------------------------


                                             Its:    President
                                                 -----------------------------

Manager: LANDBANK ENVIRONMENTAL PROPERTIES LLC, a Delaware limited liability company

                                        By:  LANDBANK, INC.,
                                             a Delaware corporation
                                        Its: Managing Member



                                             By:     /s/ WP Lynott
                                                 -----------------------------

                                             Its:    President
                                                 -----------------------------

                                   EXHIBIT A

                 LEGAL DESCRIPTION OF PROJECT REAL PROPERTIES

                                  Schedule A


ALL that part of Mile Square Lots No. 59 and 69 North of New York State Route No. 11-B in the Town of Potsdam, County of St. Lawrence and State of New York described as follows:

BEGINNING AT A POINT in the center of N.Y.S. Route 11-B at the southwest corner of lands of Robert Robar (Liber 916, Page 962) this point distant 166.2 feet southeasterly of the intersection of the center of N.Y.S. Route 11-B with the centerline of a 32 inch corrugated metal culvert pipe passing under said road and running;

1) THENCE on a magnetic bearing North 77 degrees 25 minutes 34 seconds West a distance of 148.50 feet along the center of N.Y.S. Route 11-B to the southeast corner of lands formerly owned by Dennis Murphy (Liber 154C, Page 1789).

2) THENCE North 12 degrees 25 minutes 30 seconds East a distance of 675.24 feet long the East line of lands formerly of Murphy and the East line of lands of Josef and Olga Dutsieviez (Liber 731, Page 548) to an iron pipe found in a fence line being the South line of lands of Joesf and Olga Dutsieviez (Liber 691, Page
558). This course passes through an iron pipe found 33.0 feet from the road center.

3) THENCE South 74 degrees 08 minutes 53 seconds East a distance of 147.96 feet along Dutsieviez to an iron pipe set over an iron pipe found in the West line of lands of Josef and Olga Dutsieviez (Liber 656, Page 129).

4) THENCE South 12 degrees 21 minutes 20 seconds West a distance of 666.78 feet along the West line of Dutsieviez and the West line of lands of aforementioned Robar to the point of BEGINNING.

This course passes through an iron pipe set 44.53 feet from the road center.

                                  Schedule A

ALL that certain plot, piece, or parcel of land, situate, lying, and being in the Town of Alexandria, County of Jefferson, and State of New York, bounded and described as follows:

BEGINNING at a point in the centerline of Taylor Road, so called, said point being North 53 degrees 15 minutes East 155.00 feet and North 75 degrees 55 minutes East 370.70 feet along said center line, from the intersection with the center line of New York State Route 26, and said point further being South 14 degrees 00 minutes East 24.75 feet from a chiseled cross in rock;

RUNNING THENCE from the point of beginning North 14 degrees 00 minutes West passing through said cross 565.24 feet to a chiseled cross in rock;

RUNNING THENCE North 18 degrees 39 minutes East 94.28 feet to a chiseled cross in a 3 foot boulder;

RUNNING THENCE Northeasterly and Southeasterly along the top of a ledge to an iron pipe, it being South 72 degrees 58 minutes East 215.02 feet from the last described cross in rock;

RUNNING THENCE South 14 degrees 00 minutes East 24.75 feet to a point on the center line of Taylor Road;

RUNNING THENCE South 76 degrees 00 minutes West along said center line 235.10 feet to the point and place of BEGINNING.

                                  Schedule A

ALL that certain plot, piece, or parcel of land, situate, lying, and being in the City of Plattsburgh, County of Clinton, State of New York, and bounded and described as follows:

BEGINNING at a 3/4" rebar set in the Easterly line of Delaware and Hudson Railroad Company lands at the assumed Northerly bounds of Boynton Avenue, said assumed bounds being 33' from said centerlines;

RUNNING THENCE North 03 degrees 16 minutes 52 seconds West 100.00 feet along the Easterly bounds of said Delaware and Hudson Railroad Company to a 1-l/2" iron pipe found;

RUNNING THENCE South 84 degrees 37 minutes 32 seconds East 101.15 feet along lands of Georgia-Pacific Corporation to a 3/4" rebar set alongside the Southeasterly rail of "Industry Track" siding;

RUNNING THENCE South 03 degrees 16 minutes 52 seconds East 101.37 feet along lands of Georgia-Pacific Corporation to a 3/4" rebar set in pavement in the assumed Northerly bounds of said Boynton Avenue, said 3/4" rebar being 33' Northerly of centerline of said Boynton Avenue and also being North 82 degrees 01 minutes 14 seconds West 55.47 feet from a 3/4" rebar found in the approximate Westerly bounds of a 24' wide Weed Street (Volume 187, Page 418);

RUNNING THENCE North 83 degrees 51 minutes 43 seconds West 101.37 feet along the assumed Northerly bounds of Boynton Avenue and point and place of BEGINNING.

                                  Schedule A

ALL that certain plot, piece, or parcel of land, situate, lying, and being in the Town of Brownville, County of Jefferson and State of New York, bounded and described as follows:

BEGINNING at a point in the centerline of New York State Route 12E, where the same is intersected by the East line of lands conveyed to Eugene J. Parker by deed recorded in the Jefferson County Clerk's Office in Liber 816 of Deeds at page 343, and the West line of the second parcel in a deed from Trapp Oil Company, Inc. to The Augsbury Corporation dated September 28, 1977, and recorded in Liber 885 of Deeds at page 506, said point of beginning further being South 07 degrees 57 minutes West 24.8 feet from an existing iron pipe;

RUNNING THENCE North 07 degrees 57 minutes East passing through said iron pipe, to and along a fence line, along the dividing line between Parker, on the west, and The Augsbury Corporation, on the east, 127.70 feet to a point on the Southwest margin of the lands of former New York Central Railroad Company (Cape Vincent Branch), said point formerly having been marked by an iron pipe;

RUNNING THENCE South 78 degrees 19 minutes East along said margin 198.3 feet to its intersection with the west line of lands of Brownville Cemetery Association (Liber 352, Page 243);

RUNNING THENCE South 06 degrees 42 minutes West along said West line and along the East line of the aforementioned second parcel conveyed to The Augsbury Corporation, 139.8 feet to an iron pipe in the South margin of the aforementioned New York State Route 12E at the intersection of said margin with the East line of the first parcel in the aforementioned deed to The Augsbury Corporation and the West line of lands conveyed to June R. McCartin (Liber 932, page 20);

RUNNING THENCE South 06 degrees 42 minutes West along the division line between McCartin, on the east, and The Augsbury Corporation, on the west, 321.41 feet to a point formerly marked by a cross cut in rock;

RUNNING THENCE and continuing on the same bearing South 06 degrees 42 minutes West 34 feet, plus or minus, to a point on top of the bank of Black River;

RUNNING THENCE Westerly along the top of said bank, as it winds and turns, to its intersection with the west line of said lands conveyed to The Augsbury Corporation and the east line of the first mentioned lands conveyed to Eugene J. Parker (Liber 816, page 343), said point being South 06 degrees 42 minutes West 18 feet, plus or minus, from a point formerly marked by a cross cut in rock;

RUNNING THENCE North 06 degrees 42 minutes East 18 feet, plus or minus, to said point, it being North 75 degrees 56 minutes West 128.5 feet from the last described point formerly marked by a cross cut in rock;

RUNNING THENCE and continuing on the same bearing North 06 degrees 42 minutes East, continuing along the division line between Parker, on the west, and The Augsbury Corporation, on the east, 332.7 feet to a point in the centerline of the aforementioned New York State Route 12E that is North 06 degrees 42 minutes East 25.6 feet from an iron pipe;

RUNNING THENCE North 82 degrees 03 minutes West along said centerline, 72.9 feet to the point and place of BEGINNING.

                                   EXHIBIT B

                          AFMC INSURANCE REQUIREMENTS

          (c)  Insurance. As partial security for the indemnification
               ---------
obligations provided for hereunder, Purchaser shall obtain from United National Insurance Company and produce at Closing, and with all premiums fully paid as of the Closing, insurance policies providing coverages that are substantively identical to coverages provided in the Remediation Project Insurance Policy in the form of Exhibit 5 hereto, and the Real Estate Pollution Policy in the form of Exhibit 6 hereto. In addition, Purchaser shall maintain in effect for the benefit of itself and Seller an Errors and Omissions insurance policy in the form of Exhibit 7 hereto. The Remediation Project Insurance Policy shall cover all of the Premises. A Real Estate Pollution Policy shall be issued for each of the Properties except that a single policy shall be issued for Alexandria Bay, Saranac Lake, Boynton Avenue, Pottsdam, Brownville and Winchester, collectively. For each of the foregoing Properties, a separate Real Estate Pollution Policy may later be issued based on future buyer interest. The Remediation Project Insurance Policy shall remain in effect until all Remedial Action has been completed. The Real Estate Pollution Policies shall have a one (1) year term, with nine (9) years of extended reporting coverage. These policies can be renewed annually by Purchaser or future owners which would provide a continuing ten (10) year window of coverage. The Errors and Omissions policy shall be renewed annually to remain in effect for ten (10) years from the Closing Date.

          Such policies of insurance shall:

          (i) be non-cancelable by the insurer, and shall be freely transferable by the insured (except that any transferee shall not be permitted to introduce new or additional Hazardous Materials to the Premises).

          (ii) include Seller and its directors, officers, employees, agents and shareholders as insureds and shall specifically refer to and provide coverage for, Purchaser's Environmental Obligations set forth in this Section 20.

          (iii) provide for minimum policy limits as set forth in Exhibit 8, annexed hereto.

          Environmental Liabilities assumed by Purchaser shall also include liability for any unknown Environmental Condition.

          This Section 20 and Purchaser's obligations hereunder shall survive Closing, and solely as to the conduct of Purchaser's due diligence activities, any earlier termination of this Contract.

                                   EXHIBIT C

                             ADDRESSES FOR NOTICES

Company:                           EMPIRE STATE II, LLC
                                   12345 W. Alameda Parkway
                                   Suite 208
                                   Lakewood, CO 80225
                                   Attention:  William P. Lynott
                                   FAX No.:  (303) 763-5700

LBEP:                              LANDBANK ENVIRONMENTAL PROPERTIES LLC
                                   12345 W. Alameda Parkway
                                   Suite 208
                                   Lakewood, CO 80225
                                   Attention:  William P. Lynott
                                   FAX No.:  (303) 763-5700

with copies to                     IT CORPORATION
                                   2790 Mosside Blvd.
                                   Monroeville, PA 15146-2792
                                   Attention:  James Redwine, Esq.
                                   FAX No.:  (412) 858-3997

and                                Tuttle & Taylor,
                                   A Law Corporation
                                   40th Floor
                                   355 South Grand Avenue
                                   Los Angeles, CA  90071-3102
                                   Attention:  Thomas I. Dupuis, Esq.
                                   FAX No.:  (213) 683-0225